Exhibit 5.1

June 4, 2019

Staffing 360 Solutions, Inc.

640 Lexington Ave., 27th Floor

New York, NY 10022

Re:Staffing 360 Solutions, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Staffing 360 Solutions, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of 492,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) pursuant to a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2019.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement, including the prospectus, and all exhibits thereto; (ii) the Company’s Certificate of Incorporation and any amendments to date certified by the Secretary of State of the State of Delaware; (iii) the Company’s By-laws and any amendments to date certified by the General Counsel of the Company; (iv) the minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares and related matters thereto; (v) a specimen of the Company’s Common Stock certificate; and (vi) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Phone: 212.659.7300

Fax: 212.918.8989

Staffing 360 Solutions, Inc.

June 4, 2019

facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that the Shares were duly authorized for issuance by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP